Exhibit 3.1

ARTICLES OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

AFC ENTERPRISES, INC.

1.	The name of the corporation is AFC Enterprises, Inc., a Minnesota corporation.

2.	The Articles of Incorporation of the corporation are hereby amended to change the name of the corporation to Popeyes Louisiana Kitchen, Inc.

3.	The above amendment has been adopted pursuant to Chapter 302A of the Minnesota Business Corporation Act.

IN WITNESS WHEREOF, the undersigned, the Chief Executive Officer of AFC Enterprises, Inc., being duly authorized on behalf of AFC Enterprises, Inc., has executed this document this 17th day of January, 2014.

/s/ Cheryl A. Bachelder
Name: Cheryl A. Bachelder
Title: Chief Executive Officer